Exhibit 99.1

         Cepheid Reports Fourth Quarter and Fiscal Year 2004 Results

   216% Increase in Product Sales for Fiscal Year 2004 Drive Total Revenue Increase of 186% While Gross Margin Dollars on Product Sales Increase by 212%

    SUNNYVALE, Calif., Feb. 28 /PRNewswire-FirstCall/ -- Cepheid
(Nasdaq: CPHD) today announced financial results for the quarter and year ended December 31, 2004.

    Product sales for the quarter ended December 31, 2004 increased 299% to approximately $19.4 million from approximately $4.9 million for the corresponding prior year period while product sales for the year ended December 31, 2004 increased 216% to approximately $50.0 million from $15.8 million for the prior year. The increase in product sales for both the quarter and year ended December 31, 2004 as compared to the corresponding prior periods was due to an 846% and 686% increase, respectively, in reagent and disposable sales and to a 103% and 115% increase, respectively, in instrument sales.

    Total revenues for the quarter ended December 31, 2004 increased 285% to approximately $20.3 million compared to approximately $5.3 million for the corresponding prior year period, while total revenues for the year ended December 31, 2004 increased 186% to $53.0 million from $18.5 million for the prior year. The increase in total revenue for both the quarter and year ended December 31, 2004 as compared to the corresponding prior periods was due to the increase in product sales, driven in large part by sales related to the United States Postal Service (USPS) Bio-hazard Detection System (BDS), and, to a lesser extent, sales to Life Sciences and Clinical Genetic Assessment customers. Other revenues of $0.9 million and $3.0 million for the quarter and year ended December 31, 2004, respectively, was primarily derived from the amortization of up-front license fees in connection with the Company's collaboration with bioMerieux.

    Gross Margin Dollars on product sales (total product sales less cost of product sales) for the quarter and year ended December 31, 2004 increased by 218% and 212%, respectively, as compared to the corresponding prior periods. The gross margin percentage on product sales for the quarter ended December 31, 2004 was 44% as compared to 55% for the corresponding prior year period and was consistent at 45% for the year ended December 31, 2004 and the prior year.

    Net loss for the quarter and year ended December 31, 2004 was approximately $3.0 million, or $0.7 per share and $13.8 million, or $0.34 per share, respectively, compared to a net loss of approximately $4.5 million, or $0.13 per share and $17.5 million, or $0.53 per share for the corresponding prior year periods.

    "The BDS program with the United States Postal Service continues to do well and was the primary driver to the strong product sales growth realized in the fourth quarter of 2004. To-date over 450,000 tests have been run with no false positives."

    "Sales continued to grow in the Clinical Genetic Assessment market as well in Q4 and we completed development of four ASR's during the quarter, which will form the basis of a more extensive menu to be completed during 2005."

    "Given our dramatic growth in sales unit volume, one of the key focuses in 2005 will be in Operations. The team was substantially strengthened during Q4 2004 with the addition of Humberto Reyes as Senior VP of Operations. Humberto brings a strong skill set in dealing with high growth complex operations, which should help to better position the Company in 2005."

    "An additional key activity for 2004 was the evaluation of internal controls, required under section 404 of the Sarbanes-Oxley Act. We are pleased to report that Cepheid has successfully completed all aspects of the evaluation and no material weaknesses were noted," stated John Bishop, Cepheid's Chief Executive Officer.

    2005 Outlook
    Commenting on Cepheid's outlook for 2005, Mr. Bishop stated:
    "We expect continued growth in the Biothreat market with the previously announced Phase 2 of the USPS program wherein, a purchase order was received for approximately 300 GeneXpert modules. As an additional news item today, we have just received a second purchase order for an additional 323 GeneXpert modules bringing the total Phase 2 purchases to over 600 units. Phase 1 is currently expected to be completed during Q1 of 2005 and Phase 2 in Q4."

    "The Clinical Genetic Assessment market is a key market focus for Cepheid in 2005. We expect to see market expansion with the GBS and MRSA products. In addition new clinical products are expected to be released on the GeneXpert for GBS and Enterovirus. Separately we expect to introduce at least 10 new ASR products throughout the year, which will complement the four ASR products released during the fourth quarter of 2004."

     "Growth in the clinical genetic assessment market will be a key driver to our strategic success. Therefore, we will be further increasing our investment in R&D and Sales & Marketing during 2005. Specifically, we will be expanding our nucleic acid chemistry R&D group located in Bothell, Washington. The objectives of this group are to:

     * Develop proprietary dyes, quenchers, and linkers to reduce product royalty burden and improve process and quality.
     *  Speed up the design and production of primers and probes.
     * Develop or acquire/validate novel modified nucleotides to enable or improve on required product performance characteristics.
     * Support analytical specification development for oligonucleotide product raw materials.

    Separately, product clinical trial expense will increase as we expect to be involved in up to five clinical trials during 2005."

    "Regarding our Sales & Marketing programs, we recently created separate clinical and life science sales forces and will be adding additional marketing capability. These steps are expected to better position the company to more strongly develop both market segments and leverage our expanding product menu."

    "We expect our product sales for 2005 to be in the range of $80.0 million to $84.0 million. Considering the increase in our investment in R&D and Sales & Marketing, along with our expected level of collaboration profit sharing expense, we expect our 2005 net loss to be in the range of $9.0 million to $11.0 million or $0.21 to $0.26 per share based on actual weighted average shares outstanding of 42.0 million as of December 31, 2004, plus any additional amounts we will be required to record as compensation expense under Financial Accounting Standards Board (FASB) issued SFAS 123R which will be adopted on July 1, 2005 and which the valuation methodology and related amounts have not been finalized by Cepheid.

    Achieving profitability remains a key Cepheid objective. Considering the dynamics of the biothreat and clinical genetic assessment markets along with our increased investment in R&D and Sales & Marketing and the impact of collaboration profit sharing with Applied BioSystems, we currently expect our profitability crossover to occur in 2006, excluding the impact of stock compensation expense as noted above."

    As of December 31, 2004, the Company had $57.4 million in unrestricted cash, cash equivalents and marketable securities.

    Conference Call Information
    Cepheid's CEO, John Bishop, and Senior V.P. and CFO, John Sluis will host a conference call today February 28, 2005 at 4:30 pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-218-0204 (domestic) or 303-262-2130 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

    After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, for 12 months. A replay of the conference call will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through March 6, 2005; the conference ID is 11023544. The replay will be available after 6:30 pm (Eastern).

    About Cepheid
    Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed. Founded in 1996, the company is commercializing its technology and products worldwide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.

    This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to future product releases, future revenues, future net losses and profitability, the status of the USPS BDS program, development activities, and business prospects. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope and timing of actual USPS funding and deployment of the BDS; uncertainties relating to the timing of any approval of future deployments by government agencies; the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold, whether the BDS performs to specifications; unforeseen research, development and manufacturing problems, which could delay the introduction of new ASR products; unforeseen manufacturing costs; the need for additional licenses for new tests and other products and the terms of such licenses; lengthy sales cycles in certain markets; our ability to successfully obtain regulatory approvals and introduce new products in the clinical market; the performance and market acceptance of new products; our reliance on distributors to market, sell our products; the occurrence of unforeseen expenditures, acquisitions or other transactions; the effect of acquisitions in our industry on relationships with partners; our success in increasing direct sales; the impact of competitive products and pricing; our ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2003 and "Factors that Might Affect Future Results" in its most recent quarterly report on Form 10-Q, each filed with the Securities and Exchange Commission.

    All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

    For further information, please contact John L. Bishop, CEO, john.bishop@cepheid.com, or John R. Sluis, CFO, john.sluis@cepheid.com, both of Cepheid, +1-408-541-4191; or media, Tim Grace, +1-312-640-6741,
tgrace@financialrelationsboard.com, or investor/analyst information, Tricia Ross, +1-617-520-7064, tross@financialrelationsboard.com, both of Financial Relations Board, for Cepheid.

                                     CEPHEID

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (in thousands, except per share data)

                                            Quarter Ended                  Year Ended
                                              December 31,                 December 31,
                                     ---------------------------   ---------------------------
                                         2004          2003           2004            2003
                                     ------------   ------------   ------------   ------------
Revenues:                                                                             (1)
  Instrument sales                   $      7,273   $      3,579   $     27,922   $     13,012
  Reagent and disposable
   sales                                   12,126          1,282         22,045          2,805
    Product sales                          19,399          4,861         49,967         15,817
  Contract revenues                           926            204          2,967            638
  Grant and government
   sponsored research revenue                  20            219             34          2,079
    Total revenues                         20,345          5,284         52,968         18,534
Costs and operating expenses:
  Cost of product sales                    10,916          2,195         27,541          8,628
  Collaboration profit sharing              3,590            262          6,096            262
  Research and development                  4,372          3,900         15,903         15,330
  Selling, general and
   administrative                           4,649          3,508         16,134         11,872
  Expense contingency for
   patent related matter                       --             --          1,264             --

    Total costs and operating
     expenses                              23,527          9,865         66,938         36,092
Loss from operations                       (3,182)        (4,581)       (13,970)       (17,558)
Other expenses, net                           155             61            170             27
Net loss                             $     (3,027)  $     (4,520)  $    (13,800)  $    (17,531)

Basic and diluted net loss
 per share                           $      (0.07)  $      (0.13)  $      (0.34)  $      (0.53)
Shares used in computing
 basic and diluted net loss
 per share                                 42,020         35,679         41,083         33,367

(1) Derived from the audited consolidated financial statements included in the Company's 2003 Annual Report on Form 10-K.

                                     CEPHEID

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                          December 31,
                                                    2004          2003
                                                ------------   ------------
                  ASSETS                         (unaudited)        (1)
Current assets:
  Cash and cash equivalents                     $     23,189   $     18,510
  Marketable securities                               34,250             --
  Accounts receivable                                 14,584          3,504
  Collaboration receivable                                --          5,000
  Inventory                                            6,544          5,088
  Prepaid expenses and other current assets              402            650
Total current assets                                  78,969         32,752
Property and equipment, net                            9,756          8,071
Restricted cash                                          688            688
Intangible assets, net                                30,902             47
Total assets                                    $    120,315   $     41,558

    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $      8,074   $      1,823
  Accrued compensation                                 2,836          1,604
  Accrued royalties                                    2,113            233
  Accrued collaboration profit sharing                 3,052            262
  Accrued other liabilities                            1,465          1,855
  Current portion of deferred revenue                  3,847          3,239
  Current portion of license fee payable              10,476             --
  Current portion of equipment financing               1,889          1,897
Total current liabilities                             33,752         10,913

Long term portion of deferred revenue                  6,190          8,095
Long term portion of licensing fees payable            8,561             --
Equipment financing, less current portion              1,604          1,978
Line of credit                                         4,000             --
Deferred rent                                            599            497
Commitments
Shareholders' equity:
  Preferred stock, no par value; 5,000,000
   shares authorized, none issued or
   outstanding                                            --             --
  Common stock, no par value; 100,000,000
   shares authorized, 42,047,799 and
   35,999,504 shares issued and outstanding
   at December 31, 2004 and 2003,
   respectively                                      152,136         92,694
  Additional paid-in capital                           7,517          7,501
  Accumulated other comprehensive loss                  (137)           (13)
  Accumulated deficit                                (93,907)       (80,107)
Total shareholders' equity                            65,609         20,075
Total liabilities and shareholders' equity      $    120,315   $     41,558

(1) Derived from the audited consolidated financial statements included in the Company's 2003 Annual Report on Form 10-K.

SOURCE  Cepheid
    -0-                             02/28/2005
    /CONTACT: John L. Bishop, CEO, john.bishop@cepheid.com, or John R. Sluis, CFO, john.sluis@cepheid.com, both of Cepheid, +1-408-541-4191; or media, Tim Grace, +1-312-640-6741, tgrace@financialrelationsboard.com, or investor/analyst information, Tricia Ross, +1-617-520-7064, tross@financialrelationsboard.com, both of Financial Relations Board, for Cepheid/
    /Web site:  http://www.cepheid.com /
    (CPHD)